EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

[LOGO]

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS*
                                    12/31/04

                    WEEKLY ROR       MTD ROR       YTD ROR

CLASS A UNITS         -0.85%         -0.96%        -7.65%
CLASS B UNITS         -0.86%         -1.04%        -8.47%
* Subject to independent verification

             WEEKLY COMMENTARY FOR THE WEEK ENDED DECEMBER 31, 2004

The Fund sustained small losses over the final trading week of the year. For the week, the financial (fixed income) sector was responsible for the majority of losses while the currency and stock index sectors were profitable.

Comments from a Bundesbank official regarding the risk of inflation helped to soften prices for foreign fixed income products, causing setbacks to long positions. Speaking to a German newspaper, the president of the German central bank, Axel Weber, warned that Germany's high budget deficit coupled with a low interest rate environment could run the risk of inducing higher inflation throughout Europe. He argued that if the budget deficit isn't curtailed to comply with the European Union's stability pact, which calls for member countries to keep their budget deficits at or below 3% of gross national product, any increase in government debt issuances could drive interest rates higher and further reasoned that higher refinancing costs incurred by businesses might translate into higher inflation for consumers. The euro bund, BOBL, and LIFFE euribor all closed lower for the week, resulting in losses to the Fund's positions. Additionally, the Fund's long positions in the British short sterling, London long gilts, Australian 90-day bank bills and Australian Ten-year bonds sustained setbacks as those markets settled lower compared to the prior week.

Long positions in foreign currencies posted gains over the week. The above comments concerning the German budget deficit sent prices for the euro higher versus the U.S. dollar in what was described as a light-volume trading session to wind up the year. Analysts said that with most investors taking a break before the New Year, it was difficult to find buyers to prop up the dollar in the bare trading environment. Gains also came from longs in the Canadian dollar, Japanese yen and Australian dollar. Shorts in the U.S. dollar index gained as the contract fell 0.55 points.

Long positions in stock indices recorded modest gains as share prices finished the year out in firmer territory. U.S. stocks rose on news that better employment opportunities and cheaper energy prices helped to boost consumer confidence to its highest level since July of 2004. The NASDAQ-100 index finished the thin holiday trading session 10 points higher than the prior week. The S&P Composite Index was also higher by the end of the week. Overseas positions also gained with the German DAX posting small profits for the week.






              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


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Dearborn Capital Management, LLC                           o FAX (312) 756-4452
550 West Jackson Blvd, Suite 1300,          Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com